Exhibit 99.1

FOR IMMEDIATE RELEASE

Bank of Hawaii Hires Dan Stevens as Chief Financial Officer

HONOLULU, HAWAII — (May 9, 2007) — Bank of Hawaii Corporation has hired Daniel C. Stevens as Vice Chairman and Chief Financial Officer, effective May 15, 2007.

Stevens, who will report to Chairman and CEO Allan R. Landon, will have overall responsibility for the bank’s financial areas including treasury, accounting and tax.  Additionally, he will have responsibility for facilities management and become a member of the bank’s managing committee.

Landon said, “Dan brings a wide range of financial expertise and experience to Bank of Hawaii.  He has worked for banking institutions of varying sizes as well as other commercial organizations, and is well versed in financial accounting, tax and regulatory issues.  In addition to his professional work, Dan has been involved in community activities and looks forward to being a part of our local community.”

He most recently served as chief financial officer at Taylor Capital Group, the parent company of Cole Taylor Bank in Chicago, Ill. from 2004 to 2006.  Prior to that he was the CFO at UMB Financial Corp. in Kansas City, MO. (2001-2004) and has also held senior financial positions with ABN AMRO and Credit Agricole in Chicago.

Stevens has a bachelor of arts degree from Loyola University and master of science degree in accountancy from DePaul University School of Accounting.

Bank of Hawaii Corporation is a bank holding company providing a broad range of financial products and services to customers in Hawaii and the Pacific Islands (Guam, nearby islands and American Samoa).  The company’s principal subsidiary, Bank of Hawaii, was founded in 1897 and is the largest independent financial institution in Hawaii.  For more information about Bank of Hawaii Corporation, see the company’s web site, www.boh.com.